                                                                     EXHIBIT 5.1





                                October __, 1998




Griffith Micro Science International, Inc.
2001 Spring Road, Suite 500
Oak Brook, Illinois  60523-1887

         RE:      REGISTRATION STATEMENT ON FORM S-1

Ladies and Gentlemen:

         We have acted as counsel for Griffith Micro Science International, Inc., a Delaware corporation (the "Company"), in connection with: (i) the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), of a registration statement on Form S-1 (Registration No. 333-60153) (the "Registration Statement") relating to the registration of 2,875,000 shares of Class A Common Stock, par value $.01 per share, of the Company (the "Shares"); and (ii) certain related transactions, including a recapitalization of the Company which will become effective upon the filing with the Secretary of State of Delaware of the Restated Certificate of Incorporation of the Company and pursuant to which (A) the total number of authorized shares of capital stock of the Company will be increased to 100,000,000, consisting of 50,000,000 shares of Class A Common Stock, 40,000,000 shares of Class B Common Stock and 10,000,000 shares of Preferred Stock, and (B) each of the currently outstanding 950,000 shares of common stock of the Company will be reclassified into 5.5 shares of Class B Common Stock (collectively, the "Recapitalization"). The Shares are proposed to be issued and sold by the Company to a group of underwriters (the "Underwriters") for resale pursuant to an underwriting agreement (the "Underwriting Agreement"), including a total of 375,000 of the Shares which may be issued and sold by the Company pursuant to an over-allotment option to be granted to the Underwriters.

         We are familiar with the proceedings to date with respect to the proposed issuance and sale of the Shares and have examined such corporate and other records, documents, instruments, certificates and questions of law, and satisfied ourselves as to such matters of fact, as we have considered relevant and necessary as a basis for this opinion.

         Based on the foregoing, we are of the opinion that:

                  1. The Company is a corporation duly incorporated in and validly existing under the laws of the State of Delaware.

Griffith Micro Science International, Inc.
October __, 1998
Page 2




                  2. When the Recapitalization becomes effective under Delaware law, the Shares will be legally authorized and, upon their subsequent issuance and delivery to the Underwriters in accordance with the terms of the Underwriting Agreement and the receipt by the Company of the purchase price therefor, will be legally issued, fully paid and non-assessable.

         Our opinion expressed herein is limited to the laws of the State of Delaware and of the United States. We do not find it necessary for the purposes of this opinion to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states of the United States or of any foreign jurisdiction to the sale of the Shares.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to our firm included in or made a part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act.



                                                         Very truly yours,